UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 1, 2008

Tractor Supply Company
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-23314	13-3139732
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

200 Powell Place, Brentwood, Tennessee		37027
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(615) 440-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure.

Effective November 26, 2008, Jim Wright, Tractor Supply Company's Chairman, President and Chief Executive Officer, made certain revisions to a previously established plan to exercise stock options and sell shares of Tractor Supply Company’s common stock in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934. Under the plan, Mr. Wright may sell under pre-arranged terms up to approximately 214,195 shares owned by him (approximately 30% of his total holdings) in open market transactions through October 25, 2010.

Rule 10b5-1 allows officers and directors to avoid any real or perceived conflict of interest while diversifying holdings in connection with the trading of company securities. The plan is established at a time when the executive is not in possession of material nonpublic information. Once the plan is executed, the executive does not retain or exercise any discretion over the shares traded under the plan. Sales of common stock by Mr. Wright pursuant to the terms of the plan, or otherwise, will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission.

At the time of the plan’s adoption, Mr. Wright beneficially owned 712,864 shares of Tractor Supply Company’s common stock, representing approximately 2.0% of the Company’s issued and outstanding stock. The plan represents part of Mr. Wright’s ongoing program of tax planning and asset diversification. Mr. Wright may also from time to time sell or gift additional shares of Tractor Supply Company’s stock owned by him outside of the plan, in accordance with the provisions of Rule 144 under the Securities Exchange Act of 1934 and the Company’s securities trading policies.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tractor Supply Company

December 1, 2008	By:	Anthony F. Crudele

Name: Anthony F. Crudele
Title: Executive Vice President and Chief Financial Officer